February 22, 2006

Mr. Don Quarterman
Director
Resolve Staffing, Inc.
105 N. Falkenburg Road
Suite B
Tampa, Florida 33619

Dear Don:

When countersigned by you below, the following will constitute our letter of intent with respect to the proposed sale from Ronald E. Heineman (“Heineman”) and William J. Walton (“Walton”) of one hundred percent (100%) of the issued and outstanding stock of Employee Leasing Services, Inc. an Ohio corporation (“ELS”), ELS, Inc., an Ohio corporation, ELS Payroll Solutions, Inc., an Ohio corporation, Premier HR Services, Inc., a California corporation, and ELS Human Resources, Inc., an Ohio corporation, ELS Personnel Services, Inc., an Ohio corporation, Rockmor Group, Inc., a Michigan corporation, Streamline Management, Inc., a Michigan corporation, ELS Payroll Managers, Inc., an Ohio corporation, ELS HR, Inc., an Ohio corporation, Diversified Support Systems, LLC, an Ohio limited liability company, ELS Temporary Solutions, Inc., an Ohio corporation, Fidelity Capital, Inc., an Ohio corporation and Resolve HR Solutions, Inc., an Ohio corporation, and one hundred percent (100%) of the issued and outstanding ownership interests held by Heineman and Walton in ELS Outsource, Inc., a Michigan corporation, ELS Employer Services, Inc., a Michigan corporation, ELS Administrative Services, LLC, a Michigan limited liability company, ELS HR Solutions, Inc., a Florida corporation, Foxstar, Inc., a Michigan corporation, Mandalay Services, Inc., a Michigan corporation, Integrated Payroll Solutions, Inc., a Michigan corporation, ELS Premier Business Solutions, LLC, an Ohio limited liability company, Rio Services, Inc., a Michigan corporation, and Imperial Human Resources, Inc., a Michigan corporation (all of the companies in this paragraph being referred to collectively as the “Target Companies”). For purposes of this letter of intent you, or a wholly-owned subsidiary of you, will be referred to as “Purchaser” and we will be referred to both individually and together collectively, as “Seller”.

1.  Purchase of Stock. At the Closing (as hereinafter defined), Purchaser will purchase from Seller, and Seller will convey to Purchaser, all of the issued and outstanding ownership interests of the Target Companies owned by Heineman and Walton (collectively, the “Stock”), free and clear of all liens, claims, and encumbrances.

a.  Purchase Price. The purchase price for the Stock will equal Ten Million Dollars ($10,000,000).

b.  Payment of Purchase Price. The Purchase Price will be payable as follows:

(1)  $3,000,000 in cash at Closing; and

(2)  delivery of a promissory note in the principal amount of $7,000,000, with a term of 15 years and an interest rate of 6% per annum, in such form to be negotiated among Heineman, Walton and Purchaser.

The Purchase Price shall be subject to a post-closing adjustment, on a dollar-for-dollar basis, based on the amount by which the working capital of ELS at Closing is less than or greater than $100,000.

2.  Purchase Agreement. Seller will prepare and promptly submit to Purchaser, and the parties will negotiate thereafter, a definitive Purchase Agreement (the “Agreement”) incorporating the principal terms of the contemplated transaction set forth herein and, in addition, such other terms and provisions of a more detailed nature to which the parties may agree.

In the Agreement, Seller will make such representations and warranties as are customary in transactions of this nature, including, without limitation, representations and warranties as to: Seller’s capacity to engage in the contemplated transactions; Seller’s good and marketable title to the Stock, free of all liens, encumbrances, and security interests; the absence of any options, warrants, or other rights or obligations relating to the Target Companies’ shares of stock or equity interests; the Target Companies’ due organization, valid existence, and good standing; the absence of any pending or threatened litigation and liabilities (contingent or otherwise) affecting the Target Companies’ stock; and the accuracy of the financial statements of the Target Companies. Likewise, Purchaser will make such representations as are customary in transactions of this nature, including, without limitation, representations and warranties as to: Purchaser’s power, authority and standing to engage in the contemplated transactions; Purchaser’s due organization, valid existence, and good standing; the absence of any pending or threatened litigation and liabilities (contingent or otherwise) affecting Purchaser or its stock; and the accuracy of the financial statements of Purchaser. All representations and warranties will survive the Closing and any and all investigations at any time made by or on behalf of the parties. Specific reference herein to the foregoing representations will not preclude either party from requiring such additional representations from the other as it may deem advisable in the Agreement.

In the Agreement, Seller and Purchaser will also provide to each other such indemnifications as are customary in transactions of this nature.

3.  Due Diligence Period. Until Closing (the “Due Diligence Period”), Purchaser will have the right to conduct a full due diligence investigation of the Target Companies. If the results of this due diligence investigation are unsatisfactory to Purchaser, in its sole determination, then Purchaser will have the option to terminate the Agreement, without liability, by 5:00 p.m. on the last day of the Due Diligence Period, unless such date and time are mutually extended by the parties in writing.

4.  Conditions to Closing. Each party’s obligation to close the contemplated transaction will be subject to specified conditions precedent, including, but not limited to, the following:

a.  all consents, approvals, and other authorizations of any governmental agencies and third parties required for the contemplated transactions will have been obtained;

b.  the representations and warranties of Seller and Purchaser in the Agreement will be accurate at and as of the Closing as if then made, and no material adverse change in the Target Companies or Purchaser will have occurred between the date hereof and the Closing;

c.  Purchaser will have received results which are satisfactory to it, in its sole determination, from all of its due diligence investigations of the Target Companies;

d.  Purchaser will have executed and delivered a lease agreement with WH2 LLC for the premises located at 3235 Omni Drive, Cincinnati, Ohio 45245 containing customary terms and conditions mutually satisfactory to the parties thereto;

e.  Immediately prior to Closing, ELS will have distributed to its shareholders as a dividend (i) that certain promissory note dated February 7, 2005 in the original principal amount of $1,213,000 (currently estimated to be $6 million principal amount) executed by Purchaser in favor of ELS, and (ii) certain other assets to be identified by Seller prior to Closing; and

f.  Purchaser shall have entered into employment agreements with each of Heineman, Tom Lawry, Steve Ludders and Dionne Wieland containing customary terms and conditions mutually satisfactory to the parties thereto.

5.  Access to Information. Purchaser and its attorneys and other representatives will have full access during normal business hours to all employees, consultants, assets, properties, books, accounts, records, tax returns, contracts, and other documents of the Target Companies; provided, however, that such access will not materially interfere with the normal business operations of the Target Companies. In the event the parties terminate their discussions for any reason, the right of access hereunder will terminate and Purchaser will promptly return all documents and other materials so provided to it.

6.  Use and Confidentiality. All of the information, records, books, and data to which Purchaser and/or its representatives are given access as set forth above will be used by Purchaser solely for the purpose of analyzing the Target Companies and will be treated on a confidential basis. The terms, conditions, and existence of this letter of intent and all further discussions between the parties will also be treated on a confidential basis, subject to appropriate disclosure to regulatory authorities, to parties whose consents are required to the transactions contemplated hereby, and as otherwise required by law. All announcements to third parties pertaining to the contemplated transactions will be subject to review and approval of both parties before public disclosure.

7.  Taxes, Fees and Costs. Any sales taxes, documentary transfer taxes, and recording fees resulting from the contemplated transactions will be paid by Seller and Purchaser equally.

8.  Closing. The closing of the contemplated transactions (the “Closing”) will occur as soon as reasonably possible after the satisfaction of all conditions precedent specified in the Agreement, but in any event on or before April 30, 2006.

9.  Agreement Not To Sell; Operation of Target Company. Seller and its agents will immediately withdraw the Target Companies, and any potential sale of all or substantially all of its assets, from the market and will not, nor will Seller permit any of its officers, employees, or agents (including, without limitation, investment bankers, attorneys, and/or accountants), directly or indirectly, to solicit, discuss, encourage, or accept any offers for the purchase of the Target Companies and/or all or substantially all of their assets, whether as a primary or back-up offer, or take any other action with the intention or reasonably foreseeable effect of leading to any commitment or agreement to sell the Target Companies and/or all or substantially all of their assets. In addition, Seller will cause the Target Companies to conduct their operations according to its ordinary and usual course of business consistent with past practices and will not permit the Target Companies to enter into any material transactions or incur any material liabilities without first obtaining the consent of Purchaser, which consent will not be unreasonably withheld or delayed. The obligations of Seller set forth in this Section 9 will terminate on May 1, 2006, if by such date the Agreement has not been executed and delivered by the parties.

10.  Costs and Expenses. Except as otherwise specifically set forth herein, each party will bear its own expenses in connection with the contemplated transactions, including, without limitation, the costs and expenses of all attorneys, engineers, brokers, investment bankers, agents, and finders employed by such party. The parties will indemnify each other against any claims, costs, losses, expenses, or liabilities arising from any claim for commissions, finder’s fees, or other compensation in connection with the contemplated transactions that may be asserted by any person based on any agreement or arrangement for payment by the other party.

11.  Governing Law and Jurisdiction. This letter and the Agreement shall be governed by the laws of the State of Ohio, without regard to conflicts of laws principles thereof. The Agreement shall provide for the parties thereto to submit to the exclusive jurisdiction of the federal and state courts sitting in Hamilton County, Ohio.

12.  Letter of Intent. Subject to the provisions of Sections 5, 6, 9, and 10 above, which are to be deemed binding upon the parties, this letter of intent is intended to be merely a non-binding letter of intent regarding the contemplated transactions. The parties will attempt to negotiate the Agreement generally consistent with the terms of this letter of intent, but intend that no legal rights or obligations between them (other than those arising under Sections 5, 6, 9, and 10) will come into existence until the Agreement are signed and delivered by both of them and that, in such event, their respective legal rights and obligations will then be only those set forth in the Agreement. Subject to the continuing binding effect of Sections 5, 6, 9, and 10 above, no party will have any liability or obligation to the other, nor any rights against the other, in the event the Agreement are not executed and delivered for any reason whatsoever and either party may terminate all discussions and/or negotiations concerning the contemplated transactions at any time and for any reason. The rights and obligations of the parties under Sections 5, 6, and 10 above will survive the termination of discussions and/or negotiations for any reason other than the consummation of the contemplated transactions pursuant to the Agreement, and the obligations of Seller under Section 9 will terminate as set forth therein.

If the foregoing accurately sets forth your understanding, please date, sign, and return the enclosed copy of this letter of intent to the undersigned. In the event this letter of intent is not accepted by you and received by us on or before 5:00 p.m., Cincinnati, Ohio time, on February 24, 2006, the provisions of this letter of intent will be null and void and of no force or effect.

Very truly yours,

/s/ Ronald E. Heineman
Ronald E. Heineman

/s/ William J. Walton
William J. Walton
ACCEPTED this 22 day of
February, 2006

RESOLVE STAFFING, INC.

By: /s/ Don Quarterman____

Name: Don Quarterman

Title: Director